UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 2008

FIRST SOUTH BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	0-22219	56-1999749
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1311 Carolina Avenue, Washington, North Carolina	27889
(Address of principal executive offices)	(Zip Code)

(252) 946-4178
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective as of April 28, 2008, James W. Hoose, Jr., Executive Vice President and Chief Credit Officer of First South Bank (the “Bank”), wholly-owned subsidiary of First South Bancorp, Inc. (the “Company”) resigned from his position as Chief Credit Officer, in order to pursue other personal interests.

(c) Effective as of April 28, 2008, John F. Nicholson, Jr. was appointed as Executive Vice President and Chief Credit Officer of the Bank.

Mr. Nicholson, age 57 joined the Bank in 2006 as Senior Vice President and Credit Risk Manager. During the past two years, he has provided guidance to lenders in lending activities on credit matters involving complex situations. In addition, he has assisted in the administration of the lending function, including adherence to laws and regulation, prompt risk identification and mitigation, documentation quality, credit file quality and compliance with loan committee approval requirements.

Prior to joining the Bank, Mr. Nicholson was employed with C. J. Harris & Company, LLC from 2001 to 2006, where he served as a Senior Business Intermediary, supervising research and development processes for developing and writing business valuations. He has a Certified Business Intermediary designation from the International Business Brokers Association and is a licensed North Carolina Real Estate Broker.

Prior thereto, Mr. Nicholson had twenty three years banking experience, primarily in commercial and consumer loan administration. He served thirteen years with Wachovia Bank and ten years with United Carolina Bank in North Carolina in various credit administration capacities. Most recently he served as Senior Vice President and Senior Credit Administrator with United Carolina Bank in Raleigh, North Carolina.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

First South Bancorp, Inc. (Registrant)

Date: April 29, 2008	By:	/s/ William L. Wall
William L. Wall
Chief Financial Officer and Secretary